UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2009

OCEAN POWER TECHNOLOGIES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-33417	22-2535818
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1590 Reed Road Pennington, NJ	08534
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 730-0400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On April 1, 2009, the Board of Directors (the “Board”) of Ocean Power Technologies, Inc. (“OPT” or the “Company”) appointed Mark Robert Draper and Joseph Victor Chatigny as executive and non-executive members, respectively, of the Company’s Board of Directors. Mr. Chatigny will also serve as an independent director on the Company’s Audit Committee. With Mr. Chatigny’s appointment to the Audit Committee, the Company will have three independent audit committee members as required by the Nasdaq rules.

There are no arrangements or understandings between Mr. Draper or Mr. Chatigny and any other person, pursuant to which they were selected as a director, and there are no transactions in which either of them has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Chatigny will participate in the Company’s compensation program for non-employee directors, under which Mr. Chatigny will receive compensation for his service on the Board of Directors and for attendance at Board and Board committee meetings. Each non-employee director currently annually receives $15,000 and a choice of either (a) an option to purchase 2,000 shares of our stock that is fully vested at the time of grant, or (b) common stock of the Company worth $10,000, which vests 50% at the time of grant and 50% one year later.

Mr. Draper is currently the Chief Executive Officer of the Company and will receive no additional compensation for being on the Board.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release issued by the Company dated April 3, 2009 announcing the appointment of Mr. Draper and Mr. Chatigny to the Board of Directors of Ocean Power Technologies, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEAN POWER TECHNOLOGIES, INC.

Date: April 6, 2009

By: /s/ CHARLES F. DUNLEAVY
Charles F. Dunleavy
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued by the Company dated April 3, 2009 announcing the appointment of Mr. Draper and Mr. Chatigny to the Board of Directors of Ocean Power Technologies, Inc.